JNL Series Trust 485BPOS

 Ex. 99.28(d)(42)(iii)

Amendment to Sub-Advisory Agreement

This Amendment, dated March 2, 2023 with a retro-active effective date of January 4, 2023, is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and Reinhart Partners, Inc., a corporation organized in the State of Wisconsin and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser (the “Parties”) entered into a Sub-Advisory Agreement effective as of the 13th day of September, 2021 wherein the October 14, 2019 Agreement was incorporated by reference (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to the fund or funds (each, a “Fund”) of JNL Series Trust (the “Trust”), as identified on Schedule A to the Agreement, for the portion of each Fund’s assets allocated to the Sub-Adviser.

Whereas, the Board of Trustees of the Trust has approved, and the Parties have agreed to amend the Agreement, for the following:

1)	to update the company name and corporate entity of the Sub-Adviser; and

2)	to update the Sub-Adviser’s address in Section 21. “Notices”.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	All references to “Reinhart Partners, Inc.” are hereby deleted and replaced with “Reinhart Partners, LLC”.

2)	The reference to “a corporation organized in the State of Wisconsin” on the first page of the Agreement shall be deleted and replaced with “a limited liability company organized in the State of Delaware”.

3)	The sub-section entitled “To the “Sub-Adviser:” under Section 21. “Notices” shall be deleted and replaced, in its entirety, with the following:

To the Sub-Adviser:	Reinhart Partners, LLC
11090 N. Weston Drive
Mequon, Wisconsin 53092
Attn: Sandra King, Chief Compliance Officer
Email address: sking@reinhart-partnersinc.com

4)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

5)	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

6)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective as of the date set forth above.

Jackson National Asset Management, LLC		Reinhart Partners, LLC

By:	/s/ Mark D. Nerud	By:	/s/ Gordan Lasic
Name:	Mark D. Nerud	Name:	Gordan Lasic
Title:	President and CEO	Title:	Portfolio Specialist